UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMTP, Inc.
(Name of small business issuer in its charter)

Delaware	7331	05-0502529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Broadway, 14th Floor Cambridge, Massachusetts 02142 617-500-8635
(Address and telephone number of registrant's principal executive offices and principal place of business)

Semyon Dukach Chairman & CEO SMTP, Inc. One Broadway, 14th Floor Cambridge, Massachusetts 02142 617-500-8635
Name, address, and telephone number of agent for service)

Copies to:

Joel Arberman
Public Financial Services, LLC
7877 Emerald Winds Circle
Boynton Beach, Florida 33473
Telephone: 516-509-8132

----------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

----------------------------------------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $.001 par value (3)	800,000	$1.33 (4)	$1,064,000	$121.93

Total			$1,064,000	$121.93

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as shall be issued by the Registrant to the selling stockholders named in this registration statement as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(a) of the Securities Act of 1933, as amended, solely to compute the registration fee amount.

(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on average of the bid and asked price of the Registrant’s common stock on April 30, 2012, as quoted through the Over-The-Counter Bulletin Board.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED May 17, 2012

PROSPECTUS

SMTP, INC.

800,000 Shares of Common Shares

This prospectus relates to 800,000 shares of common stock of SMTP, Inc. (“SMTP,” “Company,” “we,” “our,” or “us), a Delaware corporation that may be sold from time to time by the Selling Stockholders named in this prospectus. SMTP will not receive any of the proceeds from the sale of the shares under this prospectus.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under ‘‘Selling Stockholders’’ and ‘‘Plan of Distribution’’ in this prospectus ..

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol SMTP. On April 30, 2012, the closing sale price of the common stock was $1.50. You are urged to obtain current market quotations of common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

We are subject to many risks and an investment in our shares involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. Carefully consider all of the factors described under the heading “Risk Factors” beginning on page 3 before investing in any of our shares.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The securities described in this prospectus will not be “Covered Securities” as that term is defined in Section 18(b) of the Securities Act of 1933, as amended, and therefore, will be subject to material restrictions and additional registration requirements at state law.  See, the sections “Section 15(g) of the Exchange Act - Penny Stock Disclosure” and “Blue Sky,” below.

Table of Contents

Prospectus Summary	1
Risk Factors	3
Special Note Regarding Forward-Looking Statements	14
Use of Proceeds	15
Price Range of Securities and Dividends	15
Determination of Offering Price	16
Dilution of the Price You Pay For Your Shares	16
Selling Stockholders	16
Plan of Distribution	17
Description of Securities	19
Market for Common Equity and Related Stockholders Matters	20
Principal Shareholders	21
Beneficial Ownership Reporting Compliance	22
Future Sales by Stockholders	22
Description of Our Business	23
Directors, Executive Officers, Promoters and Control Persons	27
Conflicts of Interest	30
Related Party Transactions	31
Executive Compensation	31
Indemnification	34
Interest of Named Experts and Counsel	34
Management Discussion and Analysis	35
Where You Can Find More Information	38
Index to Financial Statements	F-1

Information contained on our website at www.SMTP.com does not constitute part of this Prospectus.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities being offered here. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” “Management’s Discussion and Analysis or Plan of Operation,” as well as our historical and pro forma financial statements and related notes included elsewhere in this prospectus.

Unless the context suggests otherwise, references in this prospectus to “we,” “our,” “us” and “our company” are to SMTP, Inc., a Delaware company. Unless otherwise indicated, the information contained in this prospectus is as of December 31, 2011.

Business Summary

We provide Internet-based services to facilitate email delivery worldwide.. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. We believe our growth since inception has been driven by the compelling value proposition for our services.

Our address is One Broadway, 14th Floor, Cambridge, Massachusetts 02142 and our telephone number is 617-500-8635. Our fiscal year end is December 31.

Corporate History

We were incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed our name on April 1, 2010 to SMTP.com, Inc. On November 23, 2010, we incorporated a new entity under the name SMTP, Inc. in the State of Delaware and entered into a Merger Agreement with SMTP.com, Inc. The sole purpose of the merger was to change the jurisdiction of our company from Massachusetts to Delaware and to increase the number of authorized shares outstanding.

Offering Summary

This prospectus relates to 800,000 shares of common stock of SMTP, Inc held by the Selling Stockholders named in this prospectus.

As of May 9, 2012, we had a total of 14,680,250 shares of common stock issued and outstanding, and outstanding warrants and/or options exercisable into 1,318,000 shares of common stock, inclusive of the 800,000 shares registered by this prospectus.

We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholders ..

The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

Financial Summary

The following tables set forth summary financial data derived from our financial statements as restated. The following data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus. Our historical results are not necessarily an indication of the results to be expected for any future period.

Table A: Condensed Statements of Operations

For fiscal years ending December 31, 2011 and 2010

	Year Ended December 31, 2011	Year Ended December 31, 2010
Sales	$4,279,2243	$2,735,752
Gross profit	$3,456,453	$2,096,511
Operating Expenses	$(1,880,883)	$(1,354,171)
Other income (expense) - net	$559	$1,310
Net income (loss)	$905,632	$394,901

Table B: Condensed Statements of Operations (unaudited)

For the 3 months ending March 31, 2012 and 2011

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Sales	$1,247,414	$932,258
Gross profit	$941,067	$736,411
Operating Expenses	$(619,030)	$(465,170)
Other income (expense) - net	$0	$184
Net income (loss)	$204,825	$157,361

Table C : Balance Sheet (unaudited)

For period ending March 31, 2012 (unaudited) and December 31, 2011

	March 31, 2012	December 31, 2011
Current Assets	$2,102,281	$2,215,360
Current Liabilities	$625,324	$974,845
Working Capital (Deficit)	$1,476,957	$1,240,515

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. As a result, the price of our common stock could decline from the offer price and, if the common stock ever trades, the trading price could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward Looking Statements” in this prospectus.

Additional risks and uncertainties not currently known to us or that we presently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations and value of our stock. You should not purchase the securities offered unless you can afford the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

The majority of our services are sold pursuant to short-term subscription agreements, and if our customers elect not to renew these agreements, our revenues may decrease.

Typically, our services are sold pursuant to short-term subscription agreements, which are generally one month to one year in length, with no obligation to renew these agreements. Our renewal rates may decline due to a variety of factors, including the services and prices offered by our competitors, new technologies offered by others, consolidation in our customer base or if some of our customers cease their operations. If our renewal rates are low or decline for any reason, or if customers renew on less favorable terms, our revenues may decrease, which could adversely affect our stock price.

If we fail to enhance our existing services or develop new services, our services may become obsolete or less competitive and we could lose customers.

If we are unable to enhance our existing services or develop new services that keep pace with rapid technological developments and meet our customers’ needs, our business will be harmed. Creating and designing such enhancements and new products entail significant technical and business risks and require substantial expenditures and lead-time, and there is no guarantee that such enhancements and new products will be completed in a timely fashion. Nor is there any guarantee that any new service offerings will gain acceptance among our email marketing customers or by the broader market. For example, our existing email marketing customers may not view any new service as complementary to our email service offerings and therefore decide not to purchase such service. If we cannot enhance our existing services or develop new products or if we are not successful in selling such enhancements and new products to our customers, we could lose customers or have difficulty attracting new customers, which would adversely impact our financial performance.

If we are unable to attract new customers and retain existing customers on a cost-effective basis, our business and results of operations will be affected adversely.

To succeed, we must continue to attract and retain a large number of customers on a cost-effective basis, many of whom have not previously used an email service like ours. We rely on a variety of methods to attract new customers, such as paying providers of online services, search engines, directories and other websites to provide content, advertising banners and other links that direct customers to our website, direct sales and partner sales. If we are unable to use any of our current marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers or retain existing customers on a cost-effective basis and, as a result, our revenue and results of operations would be affected adversely.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new email marketing customers, which could adversely affect our ability to increase our customer base.

 We maintain a network of active channel partners, as well as business service providers such as web developers and marketing agencies, on whom we depend to refer customers to us through links on their websites and outbound promotion to their customers. If we are unable to maintain our contractual relationships with existing channel partners or establish new contractual relationships with potential channel partners, we may experience delays and increased costs in adding customers, which could have a material adverse effect on us. The number of customers we are able to add through these marketing relationships is dependent on the marketing efforts of our partners over which we exercise very little control, and a significant decrease in the number of gross customer additions generated through these relationships could adversely affect the size of our customer base and revenue.

If the delivery of our customers’ emails is limited or blocked, the fees we may be able to charge for our email delivery service may not be accepted by the market and customers may cancel their accounts.

Internet Service Providers (ISP) can block emails from reaching their users. Recent releases of ISP software and the implementation of stringent new policies by ISPs make it more difficult to deliver our customers’ emails. We continually improve our own technology and work closely with ISPs to maintain our deliverability rates. If ISPs materially limit or halt the delivery of our customers’ emails, or if we fail to deliver our customers’ emails in a manner compatible with ISPs’ email handling or authentication technologies, then the fees we charge for our email delivery service may not be accepted by the market, and customers may cancel their accounts.

We face significant threats from new entrants to our business, which could cause us to suffer a decline in revenues and profitability.

Barriers to entry in Internet service markets are low.  Privately-backed and public companies could choose to enter our space and compete directly with us, or indirectly by offering substitute solutions.  The result could be decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies.  If any of these happens, it could cause us to suffer a decline in revenues and profitability.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The market for our services is competitive and rapidly changing, and the barriers to entry are relatively low. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices.

 Our principal competitors include providers of email management services for small to medium size businesses such as SendGrid.com, AuthSmtp.com, SMTP2Go.com, JangoMail.com, SocketLabs.com, StrongMail.com, ExactTarget.com, CheetahMail.com, ConstantContact.com, iContact.com, MailChimp.com and Bronto.com, larger companies such as Amazon.com, as well as the in-house information technology capabilities of prospective customers. Competition could result in reduced sales, reduced margins or the failure of our email delivery service to achieve or maintain more widespread market acceptance, any of which could harm our business. While we do not compete currently with vendors serving larger customers, we may face future competition from these providers if they determine that our target market presents an opportunity for them. We may also experience competition from Internet Service Providers, or ISPs, advertising and direct marketing agencies and other large established businesses, such as Microsoft Corporation, Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If these companies decide to develop, market or resell competitive email delivery services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. In addition, one or more of these ISPs or other businesses could decide to offer a competitive email delivery service at no cost or low cost in order to generate revenue as part of a larger product offering.

 Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products. Our current and potential competitors may have more extensive customer bases and broader customer relationships than we have. In addition, these companies may have longer operating histories and greater name recognition than we have and may be able to bundle an email delivery service with other products that have gained widespread market acceptance. These competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. If we are unable to compete with such companies, the demand for our products could substantially decline.

Our business is substantially dependent on continued demand for email marketing and any decrease in demand could cause us to suffer a decline in revenues and profitability.

We derive, and expect to continue to derive, substantially all of our revenue from organizations, including small and medium size businesses, associations and non-profits. As a result, widespread acceptance of communicating by email among small and medium size organizations is critical to our future growth and success. The overall market for email and related services is relatively new and still evolving, and small organizations have generally been slower than larger organizations to adopt email marketing as part of their marketing mix. There is no certainty regarding how or whether this market will develop, or whether it will experience any significant contractions. Our ability to attract and retain customers will depend in part on our ability to make email communications convenient, effective and affordable. If small and medium size organizations determine that email marketing and communication does not sufficiently benefit them, existing customers may cancel their accounts and potential customers may decide not to utilize our email services. In addition, many small and medium size organizations currently lack the technical expertise to effectively send large quantities of email. As technology advances, however, small and medium size organizations may establish the capability to manage their own email transmissions and therefore have no need for our email services. If the market for email services fails to grow or grows more slowly than we currently anticipate, demand for our services may decline and our revenue would suffer.

We depend on search engines to attract a significant percentage of our customers, and if those search engines change their listings or our relationship with them deteriorates or terminates, we may be unable to attract new customers, which would adversely affect our business and results of operations.

Many of our customers located our website by clicking through on search results displayed by search engines such as Google and Yahoo!. Search engines typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings cannot be purchased, and instead are determined and displayed solely by a set of formulas designed by the search engine. Purchased listings can be purchased by advertisers in order to attract users to their websites. We rely on both algorithmic and purchased listings to attract a significant percentage of the customers we serve to our website. Search engines revise their algorithms from time to time in an attempt to optimize their search result listings. If search engines on which we rely for algorithmic listings modify their algorithms, this could result in fewer customers clicking through to our website, requiring us to resort to other costly resources to replace this traffic, which, in turn, could reduce our revenue and negatively impact our operating results, harming our business. If one or more search engines on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, or our revenue could decline and our business may suffer. The cost of purchased search listing advertising fluctuates and may increase as demand for these channels grows, and any such increases could have negative effects on our financial results.

We may engage in future acquisitions that could disrupt our business, dilute stockholder value and harm our business, operating results or financial condition.

We may pursue acquisition opportunities in the future. We have not made any material acquisitions to date and, therefore, our ability as an organization to make and integrate significant acquisitions is unproven. Moreover, acquisitions involve numerous risks, including:

•

an inability to locate a suitable acquisition candidate or technology or acquire a desirable candidate or technology on favorable terms;

•

difficulties in integrating personnel and operations from the acquired business or acquired technology with our existing technology and products and in retaining and motivating key personnel from the business;

•

disruptions in our ongoing operations and the diversion of our management’s attention from their day-to-day responsibilities associated with operating our business;

•

increases in our expenses that adversely impact our business, operating results and financial condition;

•

potential write-offs of acquired assets and increased amortization expense related to identifiable assets acquired; and

•

potentially dilutive issuances of equity securities or the incurrence of debt.

In addition, any acquisition we complete may not ultimately strengthen our competitive position or achieve our goals, or such an acquisition may be viewed negatively by our customers, stockholders or the financial markets.

RISKS RELATED TO OUR MANAGEMENT

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, Semyon Dukach, our Chairman and Chief Executive Officer is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Dukach or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. Our anticipated growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our anticipated growth, we may not be able to successfully implement our business plan.

We are anticipating a period of rapid growth in our headcount and operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage this expected growth effectively. To do so, we believe we will need to continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The expected addition of new employees and the capital investments that we anticipate will be necessary to manage our anticipated growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our anticipated growth, we will be unable to execute our business plan.

None of our officers and directors have any meaningful accounting or financial reporting education or experience, which increases the risk we may be unable to comply with all rules and regulations.

Our ability to meet our ongoing reporting requirements on a timely basis will be dependent to a significant degree on advisors and consultants. Our officers and directors have no meaningful accounting or financial reporting education or experience. As such, there is risk about our ability to comply with all financial reporting requirements accurately and on a timely basis.

We do not have compensation or an audit committee, so shareholders will have to rely on the independent directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the independent members of our board of directors. Until we have an audit committee, there may less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Our officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Our officers and directors, in the aggregate, will beneficially own approximately or have the right to vote approximately 91.8% of our outstanding common shares on a fully diluted basis, assuming none of the 800,000 shares are purchased by any of our officers or directors.  As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•

election of our board of directors;

•

removal of any of our directors;

•

amendment of our Articles of Incorporation or By-laws; and

•

adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our officers and directors collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our officers may differ from the interests of the other stockholders, and they may influence decisions with which the other stockholders may not agree. Such decisions may be detrimental to our business plan and/or operations and they may cause the business to fail in which case you may lose your entire investment.

If we fail to hire a separate financial officer, we may become unable to implement and monitor financial controls sufficient to ensure maximum profitability and comply with applicable regulatory requirements.

Semyon Dukach is our Principal Accounting Officer and assumes both this position along with being our Chief Executive Officer and Chairman of the Board. Although we intend to hire a Chief Financial Officer in 2012, there is no assurance that we will have sufficient financial resources to do so. Our accounting controls may be ineffective unless we obtain the services of a separate Chief Financial Officer.

RISKS RELATED TO OUR SYSTEMS

Various private spam blacklists have in the past interfered with, and may in the future interfere with, the effectiveness of our service and our ability to conduct business.

We depend on email to market to and communicate with our customers, and our customers rely on email to communicate with their constituents. Various private entities attempt to regulate the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that significantly exceed current legal requirements and classify certain email solicitations that comply with current legal requirements as spam. Some of these entities maintain “blacklists” of companies and individuals, and the websites, ISPs and Internet protocol addresses associated with those entities or individuals that do not adhere to those standards of conduct or practices for commercial email solicitations that the blacklisting entity believes are appropriate. If a company’s Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity’s service or purchases its blacklist.

Some of our Internet protocol addresses currently are listed with one or more blacklisting entities and, in the future, our other Internet protocol addresses may also be listed with these and other blacklisting entities. There can be no guarantee that we will not continue to be blacklisted or that we will be able to successfully remove ourselves from those lists. Blacklisting of this type could interfere with our ability to market our products and services and communicate with our customers and could undermine the effectiveness of our customers’ email marketing campaigns, all of which could have a material negative impact on our business and results of operations.

Our customers’ use of our service to transmit negative messages or website links to harmful applications could damage our reputation, and we may face liability for unauthorized, inaccurate or fraudulent information distributed via our services.

Our customers could use our email servers to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted material without permission, or report inaccurate or fraudulent data or information. Any such use of our service could damage our reputation and we could face claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, our customers’ promotion of their products and services through our email delivery service may not comply with federal, state and foreign laws. We cannot predict whether our role in facilitating these activities would expose us to liability under these laws.

Even if claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending such claims. If we are found liable for our customers’ activities, we could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

Our facilities and systems are vulnerable to natural disasters and other unexpected events and any of these events could result in an interruption of our ability to execute clients’ email campaigns.

We depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to our third-party data centers or systems, we may be unable to execute clients’ hosted online direct marketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

System failures could reduce the attractiveness of our service offerings, which could cause us to suffer a decline in revenues and profitability.

We provide email delivery services to our clients and end-users through our proprietary technology and client management systems. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. We are not aware of any loss of customers due to material service interruptions. However any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.  Some factors that could lead to interruptions in customer service include:  operator negligence; improper operation by, or supervision of, employees; physical and electronic break-ins; misappropriation; computer viruses and similar events; power loss; computer systems failures; and Internet and telecommunications failures. We do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

A rapid expansion of our network and systems could cause our network or systems to fail or cause our network to lose data.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. We may suddenly require additional bandwidth for which we have not adequately planned. We may secure an extremely large customer, group of customers, or experience demands for growth by an existing customer or set of customers that would require significant system resources. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate such capacity constraints. In addition, we may lose valuable data or our network may temporarily shut down if we fail to expand our network to meet future requirements. Any disruption in our network processing or loss of data may damage our reputation and result in the loss of customers.

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our service and result in a loss of customers.

The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new customers and retain existing customers. Our production system hardware and the disaster recovery operations for our production system hardware are co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. In the event that our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

We do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all of these events could cause our customers to lose access to our service.

We rely on third-party computer hardware and software that may be difficult to replace or that could cause errors or failures of our service, which could cause us to suffer a decline in revenues and profitability.

We rely on computer hardware purchased and software licensed from third parties in order to offer our service, including software from Message Systems. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we lose the right to use any of this hardware or software or such hardware or software malfunctions, our customers could experience delays or be unable to access our services until we can obtain and integrate equivalent technology or repair the cause of the malfunctioning hardware or software. Any delays or failures associated with our services could upset our customers and harm our business.

If we are unable to protect the confidentiality of our unpatented proprietary information, processes and know-how and our trade secrets, the value of our technology and services could be adversely affected.

 We rely upon unpatented proprietary technology, processes and know-how and trade secrets. Although we try to protect this information in part by executing confidentiality agreements with our employees, consultants and third parties, such agreements may offer only limited protection and may be breached. Any unauthorized disclosure or dissemination of our proprietary technology, processes and know-how or our trade secrets, whether by breach of a confidentiality agreement or otherwise, may cause irreparable harm to our business, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise be independently developed by our competitors or other third parties. If we are unable to protect the confidentiality of our proprietary information, processes and know-how or our trade secrets are disclosed, the value of our technology and services could be adversely affected, which could negatively impact our business, financial condition and results of operations.

Our use of open source software could impose limitations on our ability to commercialize our products, which could cause us to suffer a decline in revenues and profitability.

Customizations to open source software code generally require developers to make their work available at no cost. Since we have created our software by developing extensions which plug into open source software without modifying the open source code, we do not believe there is a risk we could be required to offer our products or make our source code available.  Although we monitor our use of open source software closely, the terms of many open source licenses to which we are subject have not been interpreted by United States or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue sales of our products, or to release our software code under the terms of an open source license, any of which could materially adversely affect our business.

Given the nature of open source software, there is also a risk that third parties may assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The risks associated with intellectual property infringement claims are discussed immediately below.

Because we have not filed for patent protection of our technologies, we face the risk of our technologies not being adequately protected.

We have not applied for patent protection of our licensed technologies or processes with the US Patent and Trademark Office; if we fail to do so, we may be unable to adequately protect our intellectual property, especially if the designs and materials used in our products are replicated by our competitors. Further, even if we file for patent protection, there is no assurance that it will be approved by the US Patent and Trademark Office.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights.

Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could:

•

divert management’s attention;

•

result in costly and time-consuming litigation;

•

require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all;

•

in the case of open source software-related claims, require us to release our software code under the terms of an open source license; or

•

require us to redesign our software and services to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, many of our agreements with our channel partners require us to indemnify them for third-party intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all and we may be required to pay significant monetary damages to such third party.

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

Our system stores our customers’ proprietary email distribution lists, credit card information and other critical data. Any accidental or willful security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states, including Massachusetts, have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit card issuers, we could lose our ability to offer our customers a credit card payment option. Any loss of our ability to offer our customers a credit card payment option would make our service less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing.

We do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability would increase our operating losses and reduce our net worth and working capital.

RISKS RELATED TO OUR SECURITIES AND THIS OFFERING

We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common stock.

 We have historically relied on outside financing and cash from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to:

•

Fund our operations;

•

Respond to competitive pressures;

•

Take advantage of strategic opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses; and

•

develop new products or enhancements to existing products.

We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Our quarterly results may fluctuate and if we fail to meet the expectations of analysts or investors, our stock price could decline substantially.

Our quarterly operating results may fluctuate, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock could decline. Some of the important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

•

our ability to retain existing customers, attract new customers and satisfy our customers’ requirements;

•

general economic conditions;

•

changes in our pricing policies;

•

our ability to expand our business;

•

the effectiveness of our personnel;

•

new product and service introductions;

•

technical difficulties or interruptions in our services;

•

the timing of additional investments in our hardware and software systems;

•

regulatory compliance costs;

•

costs associated with future acquisitions of technologies and businesses; and

•

extraordinary expenses such as litigation or other dispute-related settlement payments.

Some of these factors are not within our control, and the occurrence of one or more of them may cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and should not be relied upon as an indication of future performance.

We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may divert our management’s attention, resulting in additional dilution to our stockholders and consumption of resources that are necessary to sustain our business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

Our completed acquisitions and any future acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the acquired businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities, nor can we assure you that we will be able to complete any acquisitions on favorable terms or at all. In connection with one or more of those transactions, we may:

•

issue additional equity securities that would dilute our stockholders;

•

use cash that we may need in the future to operate our business;

•

incur debt on terms unfavorable to us or that we are unable to repay;

•

incur large charges or substantial liabilities;

•

encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•

become subject to adverse tax consequences, substantial depreciation or deferred compensation charges; and

•

encounter unfavorable reactions from investment banking market analysts who disapprove of our completed acquisitions.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to existing common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our common or preferred stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock or other preferred stockholders and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock or existing preferred shares.

Preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock and preferred stock.

Our common shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our common shares would be very limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.  These rules may affect your ability to resell your shares.

The OTC Bulletin Board the SEC has adopted regulations that generally define a "penny stock" to be any equity security other than a security excluded from such definition by Rule 3a51-1 under the Securities Exchange Act of 1934, as amended.  For the purposes relevant to our company, it is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Our common shares are regarded as a “penny stock”, since our shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States, to the extent the market price for our shares is less than $5.00 per share.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for the common shares and may severely and adversely affect the ability of broker-dealers to sell the common shares.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our shares.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

United States state securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in securities sold in this offering will not be possible in any state in the U.S. unless and until the common shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our securities for secondary trading, or identifying an available exemption for secondary trading in our securities in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the securities in any particular state, the securities could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our securities, the market for our securities could be adversely affected.

The market price of our shares would decline if our restricted shareholders sell a large number of shares.

A total of 13,4400,000 shares have been issued to the existing stockholders, and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition. Any sale of shares held by the existing stockholders (after applicable restrictions expire) may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

RISKS RELATED TO OUR INDUSTRY

The growth of the email marketing market depends on the continued growth and effectiveness of anti-spam products., which may be insufficient to enable us to offer our services at a profit.

Adoption of email as a communications medium depends on the ability to prevent junk mail, or “spam,” from overwhelming a subscriber’s electronic mailbox.  In recent years, many companies have evolved to address this issue and filter unwanted messages before they reach customers’ mailboxes.  In response, spammers have become more sophisticated and have also begun using junk messages as a means for fraud.  Email protection companies in turn have evolved to address this new threat.  However, if their products fail to be effective against spam, adoption of email as a communications tool will decline, which would adversely affect the market for our services.

Current economic conditions may negatively affect the business sector, which may cause our customers to terminate existing accounts with us or cause potential customers to fail to purchase our service, resulting in a decrease in our revenue and impairing our ability to operate profitably.

Our email services are designed specifically for small and medium size organizations, including small and medium size businesses, associations and non-profits that frequently have limited budgets and may be more likely to be significantly affected by economic downturns than their larger, more established counterparts. Small organizations may choose to spend the limited funds that they have on items other than our service and may experience higher failure rates. Moreover, if small organizations experience economic hardship, they may be unwilling or unable to expend resources on marketing, including email marketing, which would negatively affect the overall demand for our service, increase customer attrition and could cause our revenue to decline. In addition, we have limited experience operating our business during an economic downturn. Accordingly, we do not know if our current business model will continue to operate effectively during the current economic downturn. Furthermore, we are unable to predict the likely duration and severity of the current adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business. There can be no assurance, therefore, that current economic conditions or worsening economic conditions, or a prolonged or recurring recession, will not have a significant adverse impact on our operating and financial results.

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email delivery service, and establishes financial penalties for non-compliance, which could increase the costs of our business.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our customers’ constituents to opt out of receiving commercial emails may minimize the effectiveness of our email delivery service. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

Evolving regulations concerning data privacy may restrict our customers’ ability to solicit, collect, process and use data necessary to conduct email campaigns or to analyze the results or may increase their costs, which could harm our business.

Federal, state and foreign governments have enacted, and may in the future enact, laws and regulations concerning the solicitation, collection, processing or use of consumers’ personal information. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use personal information for certain purposes. Other proposed legislation could, if enacted, prohibit the use of certain technologies that track individuals’ activities on web pages or that record when individuals click through to an Internet address contained in an email message. Such laws and regulations could restrict our customers’ ability to collect and use email addresses, page viewing data, and personal information, which may reduce demand for our service. They may also negatively impact our ability to effectively market our service.

As Internet commerce develops, federal, state and foreign governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to email communications. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our customers in the form of increased subscription fees. In addition, federal, state and foreign governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or via email. Such taxes could discourage the use of the Internet and email as a means of commercial marketing and communications, which would adversely affect the viability of our services.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•

the timing of the development of future products;

•

projections of costs, revenue, earnings, capital structure and other financial items;

•

statements of our plans and objectives;

•

statements regarding the capabilities of our business operations;

•

statements of expected future economic performance;

•

statements regarding competition in our market; and

•

assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder ..

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “SMTP”. The following table sets forth the high and low sales information for our common stock for the period from May 2, 2011 through April 30, 2012. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock
	High	Low

Second quarter 2011	$8.00	$0.25
Third quarter 2011	$1.96	$1.02
Fourth quarter 2011	$1.80	$1.05
First quarter 2012	$1.96	$1.30
Second quarter 2012	$1.55	$1.100

Number of Holders of Common Stock

As of April 30, 2012, there were of record 53 holders of our common stock. We believe that the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends

On April 25, 2012, we declared a special dividend of $1,400,000 and declared a quarterly dividend in the amount of $200,000. The special dividend and quarterly dividend will be paid on May 31, 2012 to shareholders of record as of May 21, 2012. Payments of future dividends on common stock, if any, will be at the discretion of our Board of Directors after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the high offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

The 800,000 shares of common stock to be sold by the selling shareholders are already issued and outstanding. Since no new common shares will be issued in this offering, you will not suffer any dilution in the purchase price of your shares.

SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to ‘‘Selling Stockholders’’ in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of April 30, 2012:

•

the name of the Selling Stockholders for whom we are registering shares for resale to the public,

•

the number of shares of common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•

the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders pursuant to this prospectus, and

•

the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the resale shares, assuming all of the offered resale shares are sold by the Selling Stockholders.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. This table is prepared solely based on information supplied to us by the listed Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby. None of the Selling Stockholders has had within the past three years, any position, office or other material relationship with us or with our predecessor or affiliates.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)

Public Financial Services, LLC	800,000	(2)	800,000	0	0%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 14,680,250 shares of common stock outstanding as of May 9, 2012.

Joel Arberman and Christopher Walker share voting and dispositive power of Public Financial Services, LLC.

PLAN OF DISTRIBUTION

We are registering the Common Stock issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. We will bear all fees and expenses incident to our obligation to register the Common Stock.

The Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the Selling Stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following is a summary of the material rights and restrictions associated with our securities. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.001 per share.

Dividends:

The holders of our common stock are entitled to dividends as our board of directors may declare, from time to time, from funds legally available, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Distribution to holders

of common stock:

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Non-cumulative voting:

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders, subject to certain exceptions relating, among other matters, to our preferred stock, if any. Our articles of incorporation do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors elected each year, subject to the voting rights of our preferred stock, if any. Except as otherwise provided by law, the holders of a majority in voting power of the shares issued and outstanding and entitled to vote at such meeting of shareholders will constitute a quorum at such meeting of the shareholders for the transaction of business subject to the voting rights of our preferred stock, if any.

Preemptive rights:

Upon the consummation of this offering, no holder of our common stock will have any preemptive right to subscribe for any shares of our capital stock issued in the future.

Preferred Stock

Our Articles of Incorporation provide that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. As of April 30, 2012, no shares of our preferred stock have been issued and we have no plans to issue any shares of preferred stock.

Options

Our board of directors has authorized the 2010 Stock Incentive Plan which provides us with the ability to issue options on up to 2,500,000 common shares. As of December 31, 2011, there were 1,318,000 options outstanding.

Warrants

As of May 10, 2012, there are no warrants outstanding.

Anti-takeover provisions

There are no anti-takeover provisions that may have the affect of delaying or preventing a change in control.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. This imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

The foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. However, the application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Blue Sky

Our common stock holders and persons who desire to purchase our common stock shares in any trading market that may develop should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having out shares available for trading on a stock exchange, investors should consider any secondary market for our securities to be a limited one.

We intend to seek coverage and publication of information about us in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, is not enough for the security to be listed in a recognized manual. The listing entry must contain: (1) the names of issuers, officers, and directors; (2) an issuer’s balance sheet; and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may be unable to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports and many states expressly recognize these manuals, a smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.

The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

PRINCIPAL SHAREHOLDERS

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person (including any group) known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. As of the date of this prospectus, there were 14,680,250 shares of common stock outstanding and no preferred stock outstanding.

Each stockholder's address is in care of our company at One Broadway, 14th Floor, Cambridge, Massachusetts 02142

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percentage Before Offering	Percentage After Offering

Common Stock	Semyon Dukach, Chief Executive Officer and Director	13,440,000 shares	97.1%	91.8%
Common Stock	Public Financial Services, LLC	800,000 shares	5.5%	0%
	All officers and directors as a group (1)	13,440,000 shares	97.1%	91.8%

(1)

Assumes that our officers and directors do not acquire shares in our offering.

(2)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.

Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on May 9, 2012.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock upon the Company becoming a fully reporting company under the Exchange Act by the Company filing a Form 8-A.  The Company intends to file a Form 8-A immediately upon effectiveness of this registration statement thus registering a class of securities under Section 12 of the Exchange Act.  Until such time, the officers and directors and persons who own more than ten percent will not have to file such reports.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied within a timely fashion.

FUTURE SALES BY STOCKHOLDERS

Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market could adversely affect market prices prevailing from time to time. A total of 13,440,000 shares have been issued to our Chief Executive Officer Semyon Dukach and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least six months, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale.

Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates, who have held their restricted shares for six months, may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

Our principal shareholder does not have any plans to sell his shares at any time after this offering is complete.

DESCRIPTION OF OUR BUSINESS

Corporate History

We were incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed our name on April 1, 2010 to SMTP.com, Inc. On November 23, 2010, we incorporated a new entity under the name SMTP, Inc. in the State of Delaware and entered into a Merger Agreement with SMTP.com, Inc. The sole purpose of the merger was to change the jurisdiction of our company from Massachusetts to Delaware and to increase the number of authorized shares outstanding.

Business Summary

We provide Internet-based services to facilitate email delivery worldwide. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. We believe our growth since inception has been driven by the compelling value proposition for our services.

Our address is One Broadway, 14th Floor, Cambridge, Massachusetts 02142 and our telephone number is 617-500-8635.

Principal services

We provide services to enable small, medium and large businesses to outsource the sending of outbound emails. Legitimate senders of email use our services to help maintain their online email reputation so that their email is not blocked and is delivered to the intended recipients.

The services are differentiated by level of computer, software and customer support resources we provide, which is largely based on the volume of emails sent by our customers:

1.

Business solution services are for small business users that send low volumes on an infrequent basis. These customers typically send between 500 and 200,000 emails each month and pay between $2 and $200 per month in fees.

2.

Corporate solutions are for larger businesses requiring dedicated computer and software systems with advanced features, proactive reputation management and phone support. Our high volume corporate customers receive more powerful computer and software systems, high speed Internet connectivity, advanced email management features, 24/7 event monitoring and the highest levels of customer support. Corporate customers typically send from 200,000 to many millions of emails each month and pay between $200 and $10,000 per month. As of December 31, 2011, we had approximately 500 corporate customers with the average customer paying us approximately $450 per month.

Sales and Marketing

We sell directly to prospective customers through online advertisements and through marketing agreements with vendors of email marketing software who promote our services to their clients.  Approximately 80% of our customers reach us directly while approximately 20% reach us through third parties. We pay these third parties between 5% and 30% of the revenue generated from their referrals. Aside from fees paid to third parties, our marketing and advertising expenses are not directly related to our level of sales.  There is no direct correlation between revenues and marketing expenses.

Competition

The market for our services is competitive and rapidly changing, and the barriers to entry are relatively low. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices.

Barriers to entry in email delivery serves are very low.  Privately-backed and public companies could choose to enter our space and compete directly with us, or indirectly by offering substitute solutions.  The result could be decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies.  If any of these happens, it could cause us to suffer a decline in revenues and profitability.

 Our principal competitors include providers of email management services for small to medium size businesses such as AuthSmtp.com, SendGrid.com, SMTP2Go.com, JangoMail.com, SocketLabs.com, StrongMail.com, ExactTarget.com, CheetahMail.com, ConstantContact.com, iContact.com, MailChimp.com and Bronto.com, larger companies such as Amazon.com, as well as the in-house information technology capabilities of prospective customers.

Competition could result in reduced sales, reduced margins or the failure of our email delivery service to achieve or maintain more widespread market acceptance, any of which could harm our business. While we do not compete currently with vendors serving larger customers, we may face future competition from these providers if they determine that our target market presents an opportunity for them. Finally, in the future, we may experience competition from Internet Service Providers, or ISPs, advertising and direct marketing agencies and other large established businesses, such as Microsoft Corporation, Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If these companies decide to develop, market or resell competitive email delivery services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. In addition, one or more of these ISPs or other businesses could decide to offer a competitive email delivery service at no cost or low cost in order to generate revenue as part of a larger product or service offering.

 Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products and services. Our current and potential competitors may have more extensive customer bases and broader customer relationships than we have. In addition, these companies may have longer operating histories and greater name recognition than we have and may be able to bundle an email delivery service with other products that have gained widespread market acceptance. These competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. If we are unable to compete with such companies, the demand for our service could substantially decline.

We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to market conditions.  Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly and economically to any developments.

Our ability to compete will also depend on the strength of our brand, our ability to attract and retain key talent and other personnel, the efficiency of development and marketing. All these activities require significant financial resources.  We may not be able to sustain competition.  Our inability to compete effectively would have an adverse impact on our business.

Intellectual Property

Our core technology is built upon Postfix software that is open source and can be used by anyone without cost, as well as on commercial software from Message Systems. We customized various aspects of the software to optimize the speed at which email is delivered.  Customizations to open source software code generally require developers to make their work available at no cost. Since we have created our software by developing extensions which plug into open source software without modifying the open source code, we do not believe there is a risk we could be required to offer our products or make our source code available.  Generally, we spend less than 10% of our sales on research and development activities.

We do not own any patents, trademarks, licenses, franchises or concessions aside from the SMTP.com domain name and trademark.

Technology

We currently rent Internet servers from Bocacom, Hostgator, thePlanet, Iweb, Rackspace and Softlayer. Each of these companies have servers in multiple cities in the United States and in Canada. Our disaster recovery strategy is to use back up virtual servers.

Regulation of our business

We must comply with U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which imposes certain obligations on the senders of commercial emails and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content.

The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act.

The ability of our customers’ constituents to opt out of receiving commercial emails may minimize the effectiveness of our email delivery service. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to email communications. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our customers in the form of increased subscription fees. In addition, federal, state and foreign governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or via email. Such taxes could discourage the use of the Internet and email as a means of commercial marketing and communications, which would adversely affect the viability of our services.

Employees

We have between three and eight full-time employees at any given time, including:

-

Our Chief Executive Officer

-

Our President and Chief Operating Officer

-

Our Vice President of Engineering

-

Our Assistant to the Chief Executive Officer

We also have several contractors in the United States and approximately 25 to 35 contractors at any given time in Ukraine.

Our Ukraine team consists of:

-

technical support

-

systems engineers

-

research and development engineers

-

accounts receivables

We believe that our future  success will depend in part on our  continued  ability  to  attract,  hire  or  acquire  and  retain qualified independent contractors. There can be no assurance that we will be able to attract and retain such individuals or companies. If we are unsuccessful in managing the timely delivery of these services our business could be adversely affected.

Properties

We have our corporate headquarters in Cambridge, Massachusetts and support and technology offices in Kiev, Ukraine as well as in Odessa, Ukraine. We rent our 3 offices for approximately $8,000 per month total, on terms of 3 months or shorter. We believe that additional space may be required as our business expands and believe that we can obtain suitable space as needed.

Material agreements

Employment Agreement with Richard Harrison

Richard Harrison is our President and Chief Operating Officer. Under the terms of our written agreement, he is paid a salary of $175,000 per year and is entitled to a bonus based upon achieving certain sales milestones, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees. In addition, Mr. Harrison was granted options to purchase 960,000 shares at $0.25.

Employment Agreement with Semyon Dukach

Mr. Dukach is our Chief Executive Officer.  Under the terms of our verbal agreement, he is paid a salary of $100,000 per year and is entitled to an annual bonus to be determined at the sole discretion of the Board of Directors, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees.

Management Fees to Semyon Dukach

During the nine months ended September 30, 2010 and the year ended December 31, 2009, we paid management fees of $0 and $297,490, respectively, to Semyon Dukach, our Chief Executive Officer, for services rendered to us.  The company does not intend to pay management fees to its shareholder in future periods as the shareholder now receives a salary in lieu of a management fee.

Amounts Borrowed from Semyon Dukach

During 2008, we borrowed $150,000 from Semyon Dukach, our Chief Executive Officer, payable on demand and interest was $1,000, which was recorded as interest expense during the year ended December 31, 2008.   Of the amount borrowed, $100,000 was repaid during 2008 and the remaining amount was repaid in February 2009.

In July 2009, we provided an interest free loan of $40,000 to Semyon Dukach.  The amount was repaid by Mr. Dukach shareholder in December 2009

Consulting Agreement with Public Financial Services, LLC

We entered into a July 15, 2010 agreement with Public Financial Services, LLC, a Florida limited liability company, to provide us with business consulting services for a period of twelve months, including to consult and advise about: (a) our corporate structure and strategic advice in connection with going public; (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company; (c) assistance in the compilation of information necessary for preparation of this registration statement; (d) advice on responses to registration statement comments by the Securities and Exchange Commission and comments by FINRA regarding quotation of our securities and (e) compilation of the information necessary to achieve a Standard Manual exemption for secondary trading.

We have paid Public Financial Services, LLC a cash consulting fee of $40,000 and issued 800,000 warrants to purchase common shares at $0.625 per share. ..

The agreement with Public Financial Services, LLC granted registration rights for the shares of stock underlying the warrant we issued them. Under the terms of the registration rights agreement, if we propose to register any of our shares of common stock under the Securities Act following this offering, whether for our own account or otherwise, the holders of our warrants are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations, including, without limitation, pro rata reductions in the number of shares to be sold in an offering. Such holder also may require us to effect the registration of their shares of common stock for sale to the public, subject to certain conditions and limitations. We would be responsible for up to $30,000 in expenses of any such registration.

Legal proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

However, our business involves substantial risks of liability, including possible exposure to liability under federal, state and international laws.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The name, age and position of our officers and directors is set forth below:

Name	Age	Title	Held Position Since

Semyon Dukach	42	Chairman of the Board, Chief Executive Officer, Principal Accounting Officer, Secretary	November, 2002
Richard Harrison	53	President and Chief Operating Officer	July, 2010
Vadim Yasinovsky	52	Director	September, 2010
Mark. S. Dailey	52	Director	December, 2011
Brad Harkavy	46	Director	September, 2010
Rens Troost	42	Director	September, 2010

The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when such director's successor is elected and qualifies.  No date for the next annual meeting of stockholders is specified in the Company's bylaws or has been fixed by the Board of Directors.  The term of office of each officer of the Company ends at the next annual meeting of the Company's Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer's successor is elected and qualifies.

BACKGROUND INFORMATION ABOUT OUR OFFICERS AND DIRECTORS

The board of directors believes that each of the directors set forth above has the necessary qualifications to be a member of the board of directors. Each of the directors has exhibited during his prior service as a director the ability to operate cohesively with the other members of the board of directors. Moreover, the board of directors believes that each director brings a strong background and skill set to the board of directors, giving the board of directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and industry experience.

The following information sets forth the backgrounds and business experience of the directors and executive officers.

Semyon Dukach has been Chairman of the board of directors and Chief Executive Officer since October 2002. Mr. Dukach was our President and Chief Operating Officer until July 2010. Mr. Dukach also is a board member of Global Cycle Solutions, Inc. and Terrafugia, Inc. Previously, Mr. Dukach founded GottaFlirt, Inc., Vert, Inc. and Fast Engines, Inc. He was a Senior Vice President at Adero, Inc. after it acquired Fast Engines, Inc. from him in 2000 and he was also a Senior Vice President at North American Media Engines from 1995 to 1997.

Mr. Dukach received his undergraduate degree from Columbia University in Computer Science and his Masters degree from MIT, where he authored the Simple Network Payment Protocol, which was one of the earliest ways to transfer money on the Internet. While at MIT, Mr. Dukach published early research on electronic commerce in 1992 and on virtual worlds in 1989.

While attending MIT, Mr. Dukach was a member of the MIT Blackjack Team which successfully used card counting techniques to beat casinos at blackjack.

Mr. Dukachs’ qualifications to serve on our board of directors include his knowledge of our company and the email services industry and his years of leadership at our company.

Richard Harrison has been President and Chief Operating Officer since July 2010. Previously, Mr. Harrison was a Principal at Xactlyit, LLC, a consulting firm and was Vice President of Marketing at Computer Associates and held various executive level positions at Adlex, Verbind, Netcom, Motorola and Wang Labs. Mr. Harrison received his Bachelor of Science and Masters of Business Administration from the University of Rhode Island.

Vadim Yasinovsky has been a director since July 2010. Mr. Yasinovsky is CEO of PDFFiller.com. Previously, he was Chief Technology Officer at FurnitureFan.com, an owner at ClearWeb.com and President and CEO of Clear Software, Inc. which was sold to SPSS, Inc. Mr. Yasinovskys’ qualifications to serve on our board of directors include his knowledge of software design and development, strategic technology evaluation and technology innovation.

Mark S. Dailey has been a director since December 2011. Mr. Dailey is currently the President of Interim Management International, Inc. where he guides international growth-stage information technology companies. He has served in this position since September, 2004.  He has been a member of the board of directors of UniTek Global Services, Inc. (NASDAQ: UNTK) since February 2006. Mr. Dailey is a private investor who from 1999 to 2004 held senior executive management positions including Executive Vice President, Sales and Marketing of Intralinks, Inc., a venture-funded secure document distribution company, Chief Operating Officer of LexiQuest, Inc., a technology-based company exploiting linguistics and natural language processing in developing software tools to manage, access and retrieve large Intranet document collections and Chief Operating Officer of Medcast Networks, a venture capital-backed start-up delivering comprehensive medical information to physicians. From 1986 to 1999, Mr. Dailey held various senior level positions with Bloomberg Financial Markets, a global leader in the delivery of international real-time financial information. Prior to joining Bloomberg, Mr. Dailey worked for several investment banking firms. Mr. Dailey received a Bachelor of Arts degree from St. John Fisher College. Mr. Daileys’ qualifications to serve on our board of directors include his significant corporate management experience in the technology industry.

Brad Harkavy has been a director since July 2010. Mr. Harkavy is President of Harkador Partners where he offers part-time CEO services and develops business models and business strategies for his start-up clients. Previously, he was the former CEO of AkiTherm, Inc. where he wrote the business plan and negotiated university licensing rights for patented MEMS-based explosive detection technology.  Mr. Harkavy was also the CEO of Vert, Inc., the Emerging Company Business Manager at Teradyne, Inc. and a Product Marketing Manager at GSI Lumonics, Inc.  Mr. Harkavy has a  VSEE from Carnegie Mellon University. Mr. Harkavys’ qualifications to serve on our board of directors include his knowledge of business development, technology licensing, software development and product marketing.

Rens Troost has been a director since July 2010. Mr. Troost is a partner and Chief Technology Officer at Virtual Clarity. Previously, he was the Executive Director, Head of Platform Design and Core Technology Architecture at UBS, AG, managing partner at Surgam Technology Partners, Chief Technology Officer at NAME, Inc., Manager of Systems and Network Engineering at Moor Capital Management and Senior Systems Administrator at Lehman Brothers. Mr. Troost is a contributor to the development of the original standards for email attachments (MIME standard RFC). Mr. Troost has a degree from Columbia University.  Mr. Troosts’ qualifications to serve on our board of directors include his knowledge of email service technology, technology design and architecture and systems administration.

Director Compensation

Outside directors are entitled to reimbursement for expenses in attending meetings, $10,000 per year in cash compensation, as well as a grant of 80,000 stock options vested over 4 years.  Directors who are employees may receive compensation for services other than as director.

Director Independence

Our board of directors currently consists of 5 directors. Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that four of our board members are independent directors in that they are independent of management and free of any relationship that would interfere with their independent judgment as board members. Since Semyon Dukach currently owns 97% of our common shares, we believe he does not meet the independence standards.

Committees of the Board of Directors

The Board of Directors has no nominating, auditing or compensation committees or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Code of Ethics

We have adopted a written code of business conduct and ethics, to be known as our code of conduct, which will apply to our chief executive officer, our chief financial officer, our chief accounting officer and all persons providing similar functions.

A code of ethics is a written standard designed to deter wrongdoing and to promote

-

honest and ethical conduct,

-

full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

-

compliance with applicable laws, rules and regulations,

-

the prompt reporting violation of the code, and

-

accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the Form S-1 filed on December 2, 2010 and  incorporated by reference. Any person desiring a copy of the Code of Business Conduct and Ethics, can obtain one by going to www.sec.gov and looking at the attachments to the referenced Form S-1.

Term of office

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. Officers hold their positions at the will of the Board of Directors.

No legal proceedings

During the past ten years, none of our directors have been subject of the following events:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.

Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)

Engaging in any type of business practice; or

iii)

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.

Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)

Any Federal or State securities or commodities law or regulation; or

ii)

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

CONFLICTS OF INTEREST

Our directors and officers are and may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.  There exist potential conflicts of interest including allocation of time between us and their other business activities.

There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

No proceeds from this offering will be loaned to any present shareholder, officer, director or promoter.  We also will not use proceeds of this offering purchase the assets of any company, which is beneficially owned by any of our current or future officers, directors, promoters or affiliates.

RELATED PARTY TRANSACTIONS

The following sets forth certain transactions involving us and our directors, executive officers and affiliates.

Other than the arrangements described under “Executive Compensation,” and “Material Agreements” there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. Following the consummation of this offering, we expect that our independent board members will be responsible for review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

EXECUTIVE COMPENSATION

Introduction

The information below provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our Chief Executive Officer and the other executive officers who were the highest paid during the fiscal year ended December 31, 2009  plus our President who was not an executive officer at the end of our latest fiscal year (collectively, the “named executive officers”), as presented in the tables which follow this introduction.

Objective of Compensation Policy

The objective of our compensation policy is to provide a total compensation package to each named executive officer that will enable us to:

•

attract, motivate and retain outstanding individual named executive officers;

•

reward named executive officers for attaining desired levels of profit and shareholder value; and

•

align the financial interests of each named executive officer with the interests of our shareholders to encourage each named executive officer to contribute to our long-term performance and success.

Overall, our compensation program is designed to reward individual and Company performance. As discussed further below a significant portion of named executive officer compensation is comprised of a combination of annual cash bonuses, which reward annual company and executive performance, and equity compensation, which rewards long-term company and executive performance. We believe that by weighting total compensation in favor of the bonus and long-term incentive components of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote company performance. We also believe that salary levels should be reflective of individual performance and therefore factor this into the adjustment of base salary levels each year.

Employment Agreements

Semyon Dukach

Mr. Dukach is our Chief Executive Officer. Under the terms of our verbal agreement he will be paid a salary of $100,000 per year effective for fiscal year 2011 and is entitled to an annual bonus to be determined at the sole discretion of the Board of Directors, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees.

For the fiscal year ended December 2011, we paid Mr. Dukach $100,000 in salary and $100,000 in bonus.

Richard Harrison

Mr. Harrison was hired as President and Chief Operating Officer effective July 1, 2010. Under the terms of his written agreement, Mr. Harrison is entitled to receive a base salary of $175,000 during calendar year 2011 plus a bonus based upon our sales growth. If we increase sales by $1.6 million, he is entitled to a bonus of $125,000.  His bonus is calculated proportional to any sales growth achieved so Mr. Harrison may earn less or may earn more than the target annual bonus.

Mr. Harrison is also entitled to receive reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees.

As part of his employment agreement, Mr. Harrison was also granted options to purchase 960,000 shares of our common stock at $0.25 per share which expire on August 1, 2020.  The options vest over a period of 48 months at the rate of 16,666 per month during the first 24 months, commencing on August 1, 2010 and then vest at the rate of 23,333 per month during the second 24 months.

The options will vest fully:

(i)

Upon change of control, if Mr. Harrison is terminated by new ownership prior to completion of the vesting period; or

(ii)

Upon change of control, if his compensation is reduced by more than 20% from the peak amount paid within one year from any change of control, or

(iii)

If there is no change of control and Mr. Harrison is terminated before all options have fully vested, the options that would have vested for the period that is six months after the date of termination will vest immediately. For example, if terminated at 18 months, then options otherwise due from month 18 through month 24 shall also vest upon termination.

On July 1, 2011, our Chief Executive Officer and any compensation committee will review Mr. Harrison’s performance and will determine his future compensation plan.

For the fiscal year ended December 2011, we paid Mr. Harrison $175,000 in salary and $59,842 in bonus.

William Heath Morrison

Mr. Morrison was our Vice President of Engineering until April 30, 2012. Under the terms of our verbal agreement, he was paid a salary of $105,000 per year and was entitled to a bonus equivalent to one month salary, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health and dental benefits we offer employees.

For the fiscal year ended December 2011, we paid Mr. Morrison $106,634 in salary and no bonus.

Summary Compensation Table

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our officers and directors:

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Semyon Dukach(1)	2011	100,000	100,000	-0-	-0-		-0-	-0-	-0-	200,000
Chief Executive Officer, Director	2010	104,167	262,963	-0-	-0-		-0-	-0-	-0-	367,130
Richard Harrison(2)	2011	175,000	59,842	-0-	-0-		-0-	-0-	-0-	234,842
President and Chief Operating Officer	2010	74,375	17,929	-0-	150,336	(4)	-0-	-0-	-0-	242,640
Heath Morrison	2011	106,634	-0-	-0-	15,838	(5)	-0-	-0-	-0-	122,472
Vice President of Technology(6)	2010	100,625	7,000	-0-	-0-		-0-	-0-	-0-	107,625

1.

Pursuant to a verbal agreement, Mr. Dukach is paid a salary of $100,000 per year and is entitled to an annual bonus to be determined at the sole discretion of the Board of Directors, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees.

2.

Mr. Harrison was appointed to serve as our President and Chief Operating Officer on July 1, 2010. Under the terms of a written agreement, Mr. Harrison is paid a salary of $175,000 per year and is entitled to a bonus based upon achieving certain sales milestones, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees. In addition, Mr. Harrison was granted options to purchase 960,000 shares at $0.25.

3.

 Under the terms of a verbal agreement, Mr. Morrison was paid a salary of $105,000 per year and was entitled to reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees. Mr. Morrison was also entitled to a bonus which is determined by our Chief Executive Officer and is based on our general corporate results and Mr. Morrison’s individual performance. There was no formula or specific criteria used to determine whether he was paid a bonus or the amount of any bonus. In addition, Mr. Morrison was granted options to purchase 100,000 shares at $0.25. Mr. Morisson resigned as of April 30, 2012

4.

 The options granted to Mr. Harrison expire on August 1, 2020. The options vest over a period of 48 months at the rate of 16,666 per month during the first 24 months, commencing on August 1, 2010, and 23,333 per month during the second 24 months, commencing on August 1, 2012.

5.

 The options granted to Mr. Morrison expire on January 25, 2021. The options vest over a period of 48 months at the rate of 25,000 per year commencing on January 26, 2012.

6.

Mr. Morrison was our Vice President of Engineering until April 30, 2012.

We grant stock awards and stock options to our executive officers based on their level of experience and contributions to our Company. The aggregate fair value of awards and options are computed in accordance with FASB ASC 718 and are reported in the Summary Compensation Table above in the columns (e) and (f). The assumptions made in the computation may be found in Note 9: Stock-Based Compensation to our financial statements contained in our latest Form 10-K Annual Report.

Pension, retirement or similar benefit plans

There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

Stock Option Grants

In November, 2010, we granted a total of 960,000 options to Richard Harrison, one of our officers.

In January, 2011, we granted a total of 100,000 options to Heath Morrison, one of our officers.

Outstanding Equity Awards at December 31, 2011

The following table shows certain information regarding outstanding equity awards at December 31, 2011 for the named executive officers, all of which were stock options.

Number of
	Shares	Number of Shares
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise Price	Option
Name	Exercisable	Unexercisable	($)	Expiration Date	Note
William Morrison	0	100,000	0.25	1/15/2021	(1)
Richard Harrison	283,322	676,678	0.25	8/1/2020	(2)

(1)

The options vest over a period of 48 months at the rate of 25,000 per year commencing on January 26, 2012.

(2)

The options vest over a period of 48 months at the rate of 16,666 per month during the first 24 months, commencing on August 1, 2010 and then vest at the rate of 23,333 per month during the second 24 months.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

At present, there is no litigation or proceeding involving a director or officer of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

David M. Bovi, P.A., an independent legal counsel, our legal counsel, has provided an opinion on the validity of our common stock. We retained the counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm relating to the preparation of this Prospectus and the Registration Statement.

Accounting

The financial statements included in this Prospectus and in the Registration Statement have been audited by McConnell & Jones, LLP to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Cautionary statement

The following discussion and analysis should be read in conjunction with the financial statements as restated included with this Form S-1. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations with respect to future events and financial performance and operating results, which statements are subject to risks and uncertainties, including but not limited to those discussed below and elsewhere in this Prospectus that could cause actual results to differ from the results contemplated by these forward looking statements. We urge you to carefully consider the information set forth in this Prospectus under the heading “Special Note Regarding Forward Looking Statements” and “Risk Factors”.

Background overview

We provide Internet-based services to facilitate email delivery worldwide. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. We believe our growth since inception has been driven by the compelling value proposition for our services.

Results of Operations

Years Ended December 31, 2011 and 2010

Net Revenues
Year Ended December 31,	Net Revenues	Change from Prior Year	Percent Change from Prior Year

2011	$ 4,279,243	$ 1,543,491	56.4%
2010	$ 2,735,752

Revenues have increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010, due to increased sales of our email delivery service to consumers.  Revenue growth is attributable primarily to an increase in our number of subscribers.  Most of this growth is attributable to organic growth in our customer base  offset by decreases in sales from the resellers of our service.  Our customers generally pay monthly without contacts.  Their fees range from $2 to $6,000 per month.

Cost of Services
Year Ended December 31,	Cost of Services	Change from Prior Year	Percent Change from Prior Year

2011	$ 822,790	$ 183,549	28.7%
2010	$ 639,241

Cost of services increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily due to increased revenues.  As a percentage of revenues, cost of services were 19% and 23% of net revenues for the years ended December 31, 2011 and 2010.  This decrease in cost of services as a percentage of revenues is attributable to a decreasing number of customers sourced through resellers to whom we pay fees as part of our cost of services.

Sales and Marketing
Year Ended December 31,	Sales and Marketing	Change from Prior Year	Percent Change from Prior Year

2011	$ 361,395	$ .85,946	30.8%
2010	$ 276,249

Sales and marketing expenses increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily attributable to a general growth in our business.  We spent more on advertising and marketing to fuel additional growth, but there is no direct correlation between revenues and marketing expenses.  There was no single marketing campaign or effort that caused a significant fluctuation in our sales and marketing expenses between these periods.

General and Administrative
Year Ended December 31,	General and Administrative	Change from Prior Year	Percent Change from Prior Year

2011	$ 1,168,398	$ 315,868	37.1%
2010	$ 852,530

General and administrative expenses increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010 based on the following:

•

An increase of approximately $162,000 of professional services related to our newly acquired status as a publicly traded company;

•

An increase in stock compensation expense of approximately $34,000 related to options given to our President and other employees; and

•

An increase in other general and administrative expenses of approximately $109,000; and

•

An increase in payroll and related costs of approximately $11,000 primarily due to increased bonuses.

Research and Development
Year Ended December 31,	Research and Development	Change from Prior Year	Percent Change from Prior Year

2011	$ 351,090	$ 125,698	55.8%
2010	$ 225,392

Research and development expenses increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010 as we hired additional in-house personnel devoted to research and development.  Our research and development efforts are focused around expanding our service offerings and improving the functionality of our service.

Income Tax Benefit (Expense)
Year Ended December 31,	Income Tax Expense	Change from Prior Year	Percent Change from Prior Year

2011	$ 670,497	$ 321,748	92.3%
2010	$ 348,749

Changes in our income tax benefit (expense) related primarily to differences in pretax income during the years ended December 31, 2011 and 2010, respectively, and the effects of certain true ups to our tax returns that vary from year to year.

Net Income (Loss)
Year Ended December 31,	Net Income	Change from Prior Year	Percent Change from Prior Year

2011	$ 905,632	$ 510,731	129.3%
2010	$ 394,901

Net income increased for the year ended December 31, 2011 as compared to the year ended December 31, 2010 increased primarily due to revenue growth partially offset by increases in cost of services, operating expenses and income taxes related to the growth in our business, each of which is described above.

Three Months Ended March 31, 2012 and 2011

Three Months Ended March 31,	Net Revenues	Change from Prior Year	Percent Change from Prior Year

2012	$ 1,247,414	$ 315,156	33.8%
2011	$ 932,258

Revenues increased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, due to increased sales of our email service products to consumers.  Revenue growth is attributable primarily to an increase in our number of subscribers of these products.  Most of this growth is by organic growth in our customer base, specifically our larger business users who require dedicated computer and software systems and typically pay a higher average monthly fee.

Three Months Ended March 31,	Cost of Services	Change from Prior Year	Percent Change from Prior Year

2012	$ 306,347	$ 110,500	56.4%
2011	$ 195,847

Cost of services increased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 primarily due to increased revenues.  As a percentage of revenues, cost of services were 25% and 21% of net revenues for the three months ended March 31, 2012 and 2011, respectively.  This increase in cost of services as a percentage of revenues is due to increased use of subcontractors in network operations and support offset by decreased reseller partner share commissions.

Three Months Ended March 31,	Sales and Marketing	Change from Prior Year	Percent Change from Prior Year

2012	$ 226,775	$ 155,970	220.3%
2011	$ 70,805

Sales and marketing expenses increased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011.  We spent more on online advertising and marketing and website support to fuel additional growth, but there was no direct correlation between revenues and marketing expenses.  Additionally, we increased our sales and marketing workforce through increased employees and subcontractors.

Three Months Ended March 31,	General and Administrative	Change from Prior Year	Percent Change from Prior Year

2012	$ 278,657	$ (39,713)	(12.5)%
2011	$ 318,370

General and administrative expenses decreased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 based on the following:

A decrease of approximately $87,000 of professional services due to the filing of our registration statement with the Securities and Exchange Commission in 2011;

An increase in stock compensation expense of approximately $16,000 related to stock options issued;

An increase payroll and benefits of approximately $11,000; and

An increase in other general and administrative expense of approximately $20,000.

Three Months Ended March 31,	Research and Development	Change from Prior Year	Percent Change from Prior Year

2012	$ 113,598	$ 37,603	49.5%
2011	$ 75,995

Research and development expenses increased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 as we utilized more subcontractors devoted to research and development.  Our research and development efforts are focused around expanding our service offerings and improving the functionality of our products.

Three Months Ended March 31,	Income Tax Benefit (Expense)	Change from Prior Year	Percent Change from Prior Year

2012	$ (117,212)	$ 3,148	(2.8)%
2011	$ (114,064)

Changes in our income tax expense related primarily to an increase in pretax income during the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, and the effects of temporary differences that vary from year to year.

Three Months Ended March 31,	Net Income (Loss)	Change from Prior Year	Percent Change from Prior Year

2012	$ 204,825	$ 47,464	30.2%
2011	$ 157,361

Net income increased for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 primarily due to revenue growth partially offset by increases in cost of services and operating expenses related to the growth in our business, each of which is described above.

Liquidity and Capital Resources

Sources and Uses of Cash

Our primary source of cash inflows are net remittances from customers for email services.  Such payments are typically received in advance of providing the services, yielding a deferred revenue liability on our balance sheet.

Our primary sources of cash outflows include payroll, income tax payments and payments to vendors and third party service providers.  With the exception of income taxes, which occur on a periodic basis, cash outflows typically occur in close proximity of expense recognition.

Analysis of Cash Flows

Three Months Ended March 31, 2012 and 2011

Net cash generated by operating activities decreased by $135,906, or 678%, to $(115,858) for the three months ended March 31, 2012, compared to $20,048 for the three months ended March 31, 2011.  The decrease of cash generated by operating activities was primarily attributable to changes in working capital and other adjustments, the most significant of which was the decrease in 2012 in income taxes payable of approximately $183,040 meaning that cash spent was more than the expense recognition by those amounts.  The change in working capital was offset by an increase in net income of approximately $47,464.

Net cash provided by (used in) financing activities was $0 and $96,816 during the three months ended March 31, 2012 and 2011, respectively.  During February and March of 2011, we issued and sold 400,000 shares of our common stock and received net proceeds of $96,816 after deducting offering costs of $3,184.

We had net working capital of $1,476,957 and $1,240,515 as of March 31, 2012 and December 31, 2011, respectively.  Our net working capital as of March 31, 2012 was primarily attributable to a decrease in income tax payable, which decreased to $175,285 at March 31, 2012 compared to $458,631 at December 31, 201 1

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission.  Upon completion of the registration and the filing and notification of effectiveness of the Company’s Form 8-A filed immediately thereafter, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q, 8-K, and proxy statements, under Section 14 of the Exchange Act and other information with the Commission.  Until the effectiveness of such Form 8-A, the Company will only be required to comply with the limited reporting obligations required by Section 13(a) of the Exchange Act. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street NE, Washington, D.C. 20549.  Copies of all materials may be obtained from the Public Reference Section of the Commission’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock upon the Company becoming a fully reporting company under the Exchange Act by the Company filing a Form 8-A.  The Company intends to file a Form 8-A immediately upon effectiveness of this registration statement thus registering a class of securities under Section 12 of the Exchange Act.  Until such time, the officers and directors and persons who own more than ten percent will not have to file such reports.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied within a timely fashion.

SMTP.COM, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors

SMTP, Inc.

We have audited the accompanying balance sheets of SMTP, Inc. (the Company) as of December 31, 2011 and 2010, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMTP, Inc as of  December 31, 2011 and 2010 and the results of its operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McConnell & Jones, LLP

Houston, Texas

March 28, 2012

3040 Post Oak Blvd., Suite 1600
Houston, TX  77056
Phone:  713.968.1600

WWW.MCCONNELLJONES.COM

SMTP, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2011	2010

Assets

Cash and cash equivalents	$ 1,978,809	$ 591,063
Accounts receivable	4,226	15,577
Deferred income taxes	206,283	157,962
Other current assets	26,042	28,250
Total current assets	2,215,360	792,852
Property and equipment, net of accumulated depreciation of
$11,608 and $6,555	149,315	4,019
Intangibles, net of accumulated amortization of $7,432
and $6,002	1,568	2,736
Deferred income taxes	2,214	709
Deposits	29,995	69,400
Total assets	$ 2,398,452	$ 869,716

Liabilities and Shareholders' Equity

Deferred revenue	$ 335,425	$ 297,158
Income taxes payable	458,631	100,306
Allowance for refunds and chargebacks	7,202	2,166
Accrued expenses and other	173,587	172,282
Total current liabilities	974,845	571,912

Shareholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized,
no shares issued or outstanding at December 31, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized,
13,841,500 and 13,440,000 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	13,842	13,440
Additional paid in capital	276,924	57,155
Retained earnings	1,132,841	227,209
Total shareholders' equity	1,423,607	297,804

Total liabilities and shareholders' equity	$ 2,398,452	$ 869,716

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010

Net revenue	$ 4,279,243	$ 2,735,752
Cost of services	822,790	639,241
Gross profit	3,456,453	2,096,511
Operating expenses:
Sales and marketing	361,395	276,249
General and administrative	1,168,398	852,530
Research and development	351,090	225,392

Total operating expenses	1,880,883	1,354,171

Operating income:	1,575,570	742,340
Other income:
Interest income	559	1,310

Total other income	559	1,310

Income before income taxes	1,576,129	743,650
Provision for income tax	670,497	348,749

Net income	$ 905,632	$ 394,901

Net income per share:
Basic	$ 0.07	$ 0.03
Diluted	$ 0.06	$ 0.03

Weighted average common
shares outstanding:
Basic	13,773,566	13,440,000
Diluted	15,154,264	13,440,000

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

				Retained Earnings
	Common Stock		Additional	(Accumulated
	Shares	Amount	Paid in Capital	Deficit)	Total

Balance, December 31, 2009	13,440,000	$ 13,440	$ 41,496	$ (167,692)	$ (112,756)
Stock based compensation - stock options	-	-	15,659	-	15,659
Net Income	-	-	-	394,901	394,901
Balance, December 31, 2010	13,440,000	$ 13,440	$ 57,155	$ 227,209	$ 297,804
Stock based compensation - stock options	-	-	46,737	-	46,737
Warrant for services rendered	-	-	73,768	-	73,768
Issuance of common stock, net of issuance costs	400,000	400	96,416	-	96,816
Shares issued for services rendered	1,500	2	2,848	-	2,850
Net Income	-	-	-	905,632	905,632
Balance, December 31, 2011	13,841,500	$ 13,842	$ 276,924	$ 1,132,841	$ 1,423,607

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:

Net income	$ 905,632	$ 394,901
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	6,221	3,128
Stock-based compensation	123,355	15,659
Allowance for refunds and chargebacks	5,036	(7,543)
Deferred income taxes	(49,826)	4,588
Changes in assets and liabilities:
Accounts receivable	11,351	(15,577)
Other assets	2,208	(97,650)
Deposits	39,405	-
Income taxes payable	358,325	70,863
Accrued expenses and other	1,305	130,074
Deferred revenue	38,267	(26,880)
Net cash provided by operating activities	1,441,279	471,563

Cash flows from investing activities:
Purchases of property and equipment	(150,349)	(3,164)
Net cash used in investing activities	(150,349)	(3,164)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	96,816	-
Proceeds from shareholder	-	100,000
Repayments of amount due to shareholder	-	(100,000)

Net cash provided by financing activities	96,816	-

Change in cash and cash equivalents	1,387,746	468,399

Cash and cash equivalents, beginning of period	591,063	122,664

Cash and cash equivalents, end of period	$ 1,978,809	$ 591,063

Supplemental cash flow disclosures:
Cash paid for income taxes	$ 359,362	$ 273,315

See accompanying notes to the financial statements

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 1:  Organization

The Company was incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed our name on April 1, 2010 to SMTP.com, Inc.  The Company focuses on the execution of email delivery for marketing and enterprise application customers.  The Company has customers for both corporate and personal email delivery. The Company’s services are marketed directly by the Company and through reseller partners.

On November 23, 2010, the Company formed a Delaware corporation, SMTP, Inc. for the purpose of changing the structure of the Company from a Massachusetts corporation to a Delaware corporation and to increase the number of authorized shares outstanding.  Also on November 23, 2010, the Company entered into a Merger agreement between SMTP, Inc. and SMTP.com, Inc. whereby the surviving corporation would be SMTP, Inc. (the “Surviving Corporation”), the newly formed Delaware corporation.  The Surviving Corporation has an authorized capital structure of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  Under the terms of the Merger agreement, the Company’s existing 100 shares of ownership (which are held by a sole shareholder) were exchanged for 13,440,000 shares of common stock in the Surviving Corporation.  All financial statements have been retroactively restated to show the effects of this recapitalization.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP).

Certain reclassifications have been made to prior reported period amounts to conform to current year presentations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are short-term, liquid investments with remaining maturities of three months or less when acquired. Cash and cash equivalents are deposited or managed by major financial institutions and at times are in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.

Fair Value of Financial Instruments

U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Intangibles

Our intangible assets consist of a domain name. All such assets are capitalized at their original cost and amortized over their estimated useful lives. The Company evaluates its intangibles for impairment whenever events or circumstances indicate that impairment may have occurred in accordance with the provisions of FASB ASC 350 “Goodwill and Other Intangible Assets”.

Income Taxes

Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. There are no uncertain tax positions taken by the Company on its tax returns. Tax years subsequent to 2006 remain open to examination by U.S. federal and state tax jurisdictions.

In relation to an examination by the Internal Revenue Service on the Company’s 2008 and 2009 tax return, the Company was notified on March 3, 2011 that additional taxes, including interest and penalties, of $42,636 and $4,576 were due for the years ended December 31, 2008 and 2009, respectively.  These amounts have been reflected as an income taxes payable at December 31, 2010.  The Company paid a total of $47,212 in March 2011 and considers these tax years closed.  All other tax years subsequent to 2006 remain open to examination by the U.S. federal and state tax jurisdictions.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

In 2011 the Company paid $100,000 to a third party for a software license which has been categorized as software within property and equipment.  The license will be depreciated over its expected useful life on the straight-line method over five (5) years.  As of December 31, 2011, the license had not been placed into service.

Estimated useful lives are as follows:

Computing equipment	3 years
Software	5 years

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Revenue Recognition

The Company recognizes revenue from its services when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured.

The Company provides Internet-based services to facilitate email delivery worldwide. The Company’s services are offered over various contractual periods for a fixed fee that varies based on a maximum volume of transactions.  Revenues are typically paid by clients via credit card, check or wire payments at the inception of the contractual period.  Revenue is recognized on a straight-line basis over the contractual period.

The Company offers refunds on a pro-rata basis at any time during the contractual period.  The Company also experiences credit card chargebacks relating to cardholder disputes that are commonly experienced by businesses that accept credit cards.  The Company makes estimates for refunds and credit card chargebacks based on historical experience.

Deferred Revenue

The Company’s customers pay for services in advance on a monthly, quarterly, annual, bi-annually and quinquennially basis. Deferred revenue consists of payments received in advance of the Company’s providing the services. Deferred revenues are amortized on a straight-line basis in connection with the contractual period.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents. At December 31, 2011 and 2010, the Company had substantially all cash balances at financial institutions within federally insured limits. The Company maintains its cash balances with accredited financial institutions. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the years ended December 31, 2011, and 2010, there were no customers that accounted for more than 10% of total revenue.

Cost of Services

Cost of services consists primarily of the direct labor costs, credit card fees, software costs, and fees paid to resellers of the Company’s service.

Advertising Costs

The Company expenses advertising costs as incurred.

Research and Development costs

Research and development cost are charged to expenses when incurred and include salaries and related cost of personnel engaged in research and development activities.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Net Income (Loss) Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.  For the year ended December 31, 2010, the Company’s options and warrants to purchase shares of common stock were excluded from the calculation of net income per share because the average market price of the underlying shares during the period was not greater than the exercise price of the options.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements (“ASU 2011-04”) in GAAP and International Financial Reporting Standards (“IFRS”). Under ASU 2011-04, the guidance amends certain accounting and disclosure requirements related to fair value measurements to ensure that fair value has the same meaning in GAAP and in IFRS and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-04 is effective for public entities during interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The Company does not believe that the adoption of this guidance will have a material impact on the financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires companies to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The provisions of ASU 2011-05 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Since ASU 2011-05 only amends the disclosure requirements concerning comprehensive income, the adoption of ASU 2011-05 will not affect the consolidated financial position, results of operations or cash flows of the Company.

Note 3: Intangible Assets

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Impairment is determined to exist if the anticipated future cash flow attributable to the asset is less than its carrying value. The asset is then reduced to the net present value of the anticipated future cash flow.

Domain Name

Domain name represents the cost of an internet domain. The cost is amortized on the straight-line method over its estimated useful life of fifteen (15) years.

	December 31, 2011	December 31, 2010

Cost basis	$ 9,000	$ 9,000
Less: accumulated amortization	(7,432)	(6,002)
	$ 1,568	$ 2,998

Amortization expense for the year ended December 31, 2011 and 2010 was $1,168 and $834 respectively. Estimated amortization expense for each of the ensuing years through December 31, 2013 is $1,336 per year.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 4: Shareholders’ Equity

During February and March of 2011, the Company issued and sold 400,000 shares of the Company’s common stock at $0.25 per share. The sale of the common stock resulted in gross proceeds of $100,000 and net proceeds of $96,816 to the Company after deducting offering costs of $3,184. The Company has used a portion of, and intends to continue to use, the proceeds of their initial public offering for engineering expenses.

Note 5: Net Income Per Share

Computation of net income per share is as follows:

	Year Ended December 31,
	2011	2010

Net income attributable to SMTP.com	$ 905,632	$ 394,901

Basic weighted average common shares outstanding	13,773,566	13,440,000
Add incremental shares for:
Warrants	423,085
Stock options	957,613	-
Diluted weighted average common shares outstanding	15,154,264	13,440,000

Net income (loss) per share:
Basic	$ 0.07	$ 0.03
Diluted	$ 0.06	$ 0.03

Note 6:  Income Taxes

The Company has deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income taxes for years ended December 31, is summarized as follows:

	2011	2010

Current provision	$ 720,323	$ 344,178
Deferred provision (benefit)	(49,826)	4,571
Net income tax provision	$ 670,497	$ 348,749

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

	2011		2010
	Amount	Percent	Amount	Percent

Federal statutory rates	$ 535,884	34%	$ 252,841	34%
State income taxes	98,823	6%	70,647	10%
Other	29,598	2%	23,027	3%
Permanent differences	6,192	0%	2,234	0%
Effective rate	$ 670,497	42%	$ 348,749	47%

The following is a summary of the components of the Company’s deferred tax assets:

	2011	2010
Deferred tax assets (liabilities) - current:
Accounts receivable	$ (9,655)	$ -
Prepaid Expenses	(7,667)	-
Stock-based compensation	26,275	6,306
Provisions and accruals	62,254	19,868
Deferred revenue	135,076	119,666
Total current deferred tax assets (liabilities)	206,283	145,840
Deferred tax assets (liabilities) - long-term:
Plant and equipment	2,216	711
Total net deferred tax assets	$ 208,499	$ 146,551

As of December 31, 2011, the Company did not have tax operating loss carry forwards.  No valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on our ability to generate sufficient taxable income within the carry forward periods provided in the tax law, which management estimate they will.

We have considered the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•

Future reversal of existing taxable temporary differences;

•

Taxable income or loss, based on recent results, exclusive of reversing temporary differences and carry forwards; and

•

Tax-planning strategies.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 7:  Related Party Transactions

Amounts due to shareholder

In February 2010, the Company provided a loan of $100,000 at an annualized interest rate of 3% to its shareholder.  The loan, plus $1,000 in interest, was repaid by the shareholder in July 2010.

Leased administrative facilities

During 2009 and from January through June of 2010, the Company’s then sole shareholder leased certain administrative facilities to the Company.  Rent expense on the facilities during the years ended December 31, 2011 and 2010 was $0 and $1,800, respectively.  In lieu of rental payments, the Company paid for certain repairs and maintenance on the facilities.  Additionally, the Company paid for additional repairs and maintenance and improvements on the facilities totaling $0 and $72,885 for the years ended December 31 2011 and 2010, respectively, which was deemed compensation to the Company’s shareholder.  In July 2010 the Company started paying rent of $300 on a month to month basis to a third party for use of the Company’s corporate headquarters.  As of December 31, 2011, the Company pays approximately $8,000 per month in total rent for 3 offices in Cambridge, MA, Kiev, Ukraine, and Odessa, Ukraine, under lease agreements between one and three months.

Note 8: Warrants

On March 23, 2011, in connection with a consulting agreement, the Company issued 800,000 warrants to purchase common stock at an exercise price of $0.625 per share with a term of 5 years. The warrants were fully vested at the date of grant and the Company recognized an expense of $73,768 equal to the grant date fair value of the warrants using the following assumptions: volatility of 68%; risk-free interest rate of 2.07%; and expected term of 5 years. The fair value of the warrants was determined using the Black-Scholes option valuation model. The warrants expire on March 23, 2016 and have a remaining contractual life of 4.2 years as of December 31, 2011.  The intrinsic value of the Company’s warrants outstanding was $380,000 at December 31, 2011.

Note 9:  Stock-Based Compensation

On November 23, 2010, the Company approved a 2010 Employee Stock Plan and reserved up to 1,360,000 shares of the Company’s common stock for issuance under the plan.

On April 29, 2011, the Company increased the number of shares of the Company’s common stock available for issuance under the plan from 1,360,000 to 2,500,000.

On July 1, 2010, the Company entered into an employment agreement with Richard Harrison, its President and Chief Operating Officer.  The employment agreement, which was amended in November 2010 to clarify certain provisions, further provides that Mr. Harrison receive 960,000 options with a four-year vesting period beginning on August 1, 2010 at an exercise price of $0.25.  The options have a ten-year term.

The Company has historically granted stock options to certain vendors and employees. On January 26, 2011, the Company granted 384,000 stock options at a strike price of $0.25 that vest equally over a four year period. The grant date fair value of the awards was $54,736.  The options expire in 2021.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Awards are valued based on the grant date fair value of the instruments, net of estimated forfeitures, using a Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2011	2010
Volatility	68%	68%
Risk-free interest rate	2.40%	1.80%
Expected term	6.3 years	6.3 years
Forfeiture rate	10%	0%
Dividend yield rate	0%	0%

The volatility used was based on historical volatility of similar sized companies due to lack of historical data of the Company’s stock price.  The risk free interest rate was determined based on treasury securities with maturities equal to the expected term of the underlying award.  The expected term was determined based on the simplified method outlined in Staff Accounting Bulletin No. 110.

Stock option awards are expensed on a straight-line basis over the requisite service period.  During the years ended December 31, 2011 and 2010, the Company recognized expense of $46,737 and $15,659, respectively. At December 31, 2011, future stock compensation expense (net of estimated forfeitures) not yet recognized was $127,642 and will be recognized over a weighted average remaining vesting period of 1.3 years.  The following summarizes stock option activity for the year ended December 31, 2011:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Term (in years)

Outstanding at December 31, 2010	960,000	$ 0.25	$ 0.16
Granted at market price	384,000	0.25	0.16
Exercised		-	-
Forfeited	(26,000)	-	-
Outstanding at December 31, 2011	1,318,000	$ 0.25	$ 0.16	8.7

Exerciseable at December 31, 2011	283,333	$ 0.25	$ 0.16	8.5

The following summarizes information about the Company’s stock options at December 31, 2011:

	Exercisable		Unexercisable		Total

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price	Outstanding	Exercise Price	Outstanding	Exercise Price

$.25 per share	283,333	$ 0.25	1,034,667	0.25	1,318,000	$ 0.25

The intrinsic value of the Company’s stock options outstanding was $1,120,300 at December 31, 2011.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 10:  Commitments and Contingencies

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of December 31, 2011.

Operating Leases and Service Contracts

The Company rents its facilities on a month-to-month or quarter-to-quarter basis. Most of its service contracts are also on a month-to-month basis. However, the Company entered into several noncancelable service contracts during the year ended December 31, 2011.  Future minimum payments under noncancelable service contracts are as follows for the years ended December 31:

2012	18,420
2013	18,420
2014	6,905
2015	-
2016	-
Thereafter	-
Total	$ 43,745

Employment Agreement

On July 1, 2010, the Company entered into an employment agreement with Richard Harrison, their President and Chief Operating Office.  Under the terms of the agreement, Mr. Harrison will receive an annual base salary of $175,000 in years one and two of his service to the Company.  The employment agreement also provides that Mr. Harrison be entitled to an annual bonuses of $75,000 and $125,000 for years one and two, respectively.  The bonuses are based upon meeting a percentage of the Company’s quarterly growth goal and are to be paid quarterly and proportional to growth goal attainment for both under and overachievement.  The employment agreement provides that a review by the Chief Executive Officer and Chairman and possibly a board committee for compensation plan will occur in July 2011, which will review performance and set overall compensation plan structure for the third and future years of service.  The employment agreement, which was amended in November 2010 to clarify certain provisions, further provides that Mr. Harrison receive 960,000 options with a four-year vesting period beginning on August 1, 2010 at an exercise price of .25.  The options have a ten-year term (see Note 9: Stock-Based Compensation).

Consulting Services

On July 15, 2010, the Company entered into an agreement with a third party to provide various consulting services for the Company in connection with an anticipated filing of a registration statement with the Securities and Exchange Commission.  Under the terms of the agreement, which was amended in November 2010 to clarify certain provisions, the consultant is to receive $40,000 cash and 800,000 warrants to purchase the Company’s common stock at an exercise price of $0.625 per share with a contractual term of 5 years.  The warrants are contingently issuable upon the earlier (a) twenty business days after notification by the SEC that any registration statement filed on behalf of the Company has been declared effective or (b) upon a change of control of the Company or (c) upon notification by the Company that it decided not to continue retaining the services of the consultant.  The warrants are fully vested upon issuance.  As of December 31, 2011, the Company paid $40,000 for the consulting services.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In March 2011, in relation to the agreement entered into with a third party to provide various consulting services for the Company in connection with an anticipated filing of a registration statement with the Securities and Exchange Commission, the Company issued 800,000 warrants to purchase common stock at an exercise price of $0.625 per share with a term of 5 years. The warrants became fully vested upon issuance.

In June 2011 the Company entered into a consulting agreement with a third party and issued 1,500 shares of common stock for $2,850 in services.

Note 11: Subsequent Events

On January 12, 2012 Matt Mankins resigned from the board of directors.  On January 12, 2012, the Company’s board of directors appointed Mark S. Dailey as a member of the board of directors.

Pursuant to the Company’s 2010 Employee Stock Incentive Plan, on January 23, 2012, the Company granted 683,000 stock options at an exercise price of $1.59 per share that vest equally over four years and expire January 22, 2022. Also on January 23, 2012, a Board resolution calling for an annual stipend of $10,000 for each independent director was approved.

SMTP.COM, INC.

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

xi

SMTP, INC.

Table of Contents

Balance Sheets—December 31, 2011 and March 31, 2012 (unaudited)	2
Statements of Operations (unaudited)	3
Statements of Cash Flows (unaudited)	4
Notes to Financial Statements (unaudited)	5

xii

SMTP, INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets

Cash and cash equivalents	$ 1,862,951	$ 1,978,809
Accounts receivable	50,881	4,226
Deferred income taxes	153,320	206,283
Other current assets	35,129	26,042
Total current assets	2,102,281	2,215,360
Property and equipment, net of accumulated depreciation of
$13,390 and $11,608	147,533	149,315
Intangibles, net of accumulated amortization of
$7,766 and $7,432	1,234	1,568
Deferred income taxes	2,741	2,214
Deposits	29,995	29,995
Total assets	$ 2,283,784	$ 2,398,452

Liabilities and Shareholders' Equity

Deferred revenue	$ 358,138	$ 335,425
Income taxes payable	175,285	458,631
Allowance for refunds and chargebacks	8,291	7,202
Accrued expenses and other	83,610	173,587
Total current liabilities	625,324	974,845

Shareholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 13,841,500 shares issued and outstanding at March 31, 2012 and December 31, 2011	13,842	13,842
Additional paid in capital	306,952	276,924
Retained earnings	1,337,666	1,132,841
Total shareholders' equity	1,658,460	1,423,607

Total liabilities and shareholders' equity	$ 2,283,784	$ 2,398,452

See accompanying notes to the financial statements

SMTP, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2012	2011

Net revenue	$ 1,247,414	$ 932,258
Cost of services	306,347	195,847
Gross profit	941,067	736,411
Operating expenses:
Sales and marketing	226,775	70,805
General and administrative	278,657	318,370
Research and development	113,598	75,995

Total operating expenses	619,030	465,170

Operating income:	322,037	271,241
Other income:
Interest income	-	184
Total other income	-	184

Income before income taxes	322,037	271,425
Provision for income tax	117,212	114,064

Net income	$ 204,825	$ 157,361

Net income per share:
Basic	$ 0.01	$ 0.01
Diluted	$ 0.01	$ 0.01

Weighted average common
shares outstanding:
Basic	13,841,500	13,567,222
Diluted	15,431,961	13,567,222

See accompanying notes to the financial statements

SMTP, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:

Net income	$ 204,825	$ 157,361
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	2,116	658
Stock-based compensation	30,028	87,394
Allowance for refunds and chargebacks	1,089	3,511
Deferred income taxes	52,436	(17,992)
Changes in assets and liabilities:
Accounts receivable	(46,655)	4,053
Other assets	(9,087)	(36,259)
Income taxes payable	(283,346)	(100,306)
Accrued expenses and other	(89,977)	(99,797)
Deferred revenue	22,713	21,425
Net cash provided by (used in) operating activities	(115,858)	20,048

Cash flows from investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	-	96,816
Net cash provided by financing activities	-	96,816

Change in cash and cash equivalents	(115,858)	116,864

Cash and cash equivalents, beginning of period	1,978,809	591,063

Cash and cash equivalents, end of period	$ 1,862,951	$ 707,927

Supplemental cash flow disclosures:
Cash paid for income taxes	$ 348,122	$ 279,362

See accompanying notes to the financial statements

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1:  Organization and Basis of Presentation

Background

The Company was incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed its name on April 1, 2010 to SMTP.com, Inc.  The Company focuses on the execution of email delivery for marketing and enterprise application customers.  The Company has customers for both corporate and personal email delivery. The Company’s services are marketed directly by the Company and through reseller partners.

On November 23, 2010, the Company formed a Delaware corporation, SMTP, Inc. for the purpose of changing the structure of the Company from a Massachusetts corporation to a Delaware corporation and to increase the number of authorized shares outstanding.  Also on November 23, 2010, the Company entered into a Merger agreement between SMTP, Inc. and SMTP.com, Inc. whereby the surviving corporation would be SMTP, Inc. (the “Surviving Corporation”), the newly formed Delaware corporation.  The Surviving Corporation has an authorized capital structure of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  Under the terms of the Merger agreement, the Company’s existing 100 shares of ownership (which are held by a sole shareholder) were exchanged for 13,440,000 shares of common stock in the Surviving Corporation.  All financial statements have been retroactively restated to show the effects of this recapitalization.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of financial position, results of operations, and cash flows. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2011. The accounting policies are described in the “Notes to Financial Statements” in the 2011 Annual Report on Form 10-K and updated, as necessary, in this Form 10-Q. The year-end balance sheet data presented for comparative purposes was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Certain reclassifications have been made to prior period reported amounts to conform to current year presentation.

Fair Value of Financial Instruments

U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items.

Income Taxes

Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. There are no uncertain tax positions taken by the Company on its tax returns. Tax years subsequent to 2006 remain open to examination by U.S. federal and state tax jurisdictions.

In determining the quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, statutory tax rates and tax planning opportunities available to the Company in the jurisdictions in which it operates.  This includes recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns to the extent pervasive evidence exists that they will be realized in future periods. The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which are expected to be in effect in the years in which the temporary differences are expected to reverse. In accordance with the Company’s income tax policy, significant or unusual items are separately recognized in the quarter in which they occur.

Revenue Recognition

The Company recognizes revenue from its services when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The Company provides Internet-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and diagnostics.  The Company’s services are offered over various contractual periods for a fixed fee that varies based on a maximum volume of transactions.  Revenues are typically paid by clients via credit card, check or wire payments at the inception of the contractual period.  Revenue is recognized on a straight-line basis over the contractual period.

The Company offers refunds on a pro-rata basis at any time during the contractual period.  The Company also experiences credit card chargebacks relating to cardholder disputes that are commonly experienced by businesses that accept credit cards.  The Company makes estimates for refunds and credit card chargebacks based on historical experience.

Net Income (Loss) Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. For periods prior to March 31, 2011, the Company’s options and warrants to purchase shares of common stock were excluded from the calculation of net income per share because the average market price of the underlying shares during the period was not greater than the exercise price of the options.

Note 2:  Commitments and Contingencies

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of March 31, 2012.

Consulting Services

On July 15, 2010, the Company entered into an agreement with a third party to provide various consulting services for the Company in connection with an anticipated filing of a registration statement with the Securities and Exchange Commission.  Under the terms of the agreement, which was amended in November 2010 to clarify certain provisions, the consultant is to receive $40,000 cash and 800,000 warrants to purchase the Company’s common stock at an exercise price of $0.625 per share with a contractual term of 5 years.  The warrants are contingently issuable upon the earlier (a) twenty business days after notification by the SEC that any registration statement filed on behalf of the Company has been declared effective or (b) upon a change of control of the Company or (c) upon notification by the Company that it decided not to continue retaining the services of the consultant.  The warrants are fully vested upon issuance.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

On March 23, 2011, in relation to the agreement entered into with a third party to provide various consulting services for the Company, the Company issued 800,000 warrants to purchase common stock at an exercise price of $0.625 per share with a term of 5 years.  The warrants were fully vested at the date of grant and the Company recognized an expense of $73,768 equal to the grant date fair value of the warrants using the following assumptions: volatility of 68%; risk-free interest rate of 2.07%; and expected term of 5 years.  The fair value of the warrants was determined using the Black-Scholes option valuation model. The warrants expire on March 23, 2016 and have a remaining contractual life of four years as of March 31, 2012.  There are no other warrants outstanding as of March 31, 2012.

During fiscal year December 31, 2011, the Company paid $40,000 for the consulting services under the contract.

Operating Leases and Service Contracts

The Company rents its facilities on a month-to-month basis. Most of its service contracts are also on a month-to-month basis. Future minimum payments under noncancelable service contracts are as follows for the years ended December 31:

2012	13,815
2013	18,420
2014	6,905
2015	-
2016	-
Thereafter	-
Total	$ 39,140

Change in Officers and Employment Agreements

On May 1, 2012, Mr. William Morrison resigned as the Vice President of Engineering of the Company. As a result of his departure, Mr. Morrison also resigned as an officer of the Company. Mr. Morrison did not receive any severance as part of his resignation. Of the 100,000 options granted on January 26, 2011, 25,000 vested and 75,000 remained unvested and were forfeited.

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 3:  Shareholders’ Equity

During February and March of 2011, the Company issued and sold 400,000 shares of the Company’s common stock at $0.25 per share.  The sale of the common stock resulted in gross proceeds of $100,000 and net proceeds of $96,816 to the Company after deducting offering costs of $3,184.

Note 4: Net Income Per Share

Computation of net income per share is as follows:

	Three Months Ended March 31,
	2012	2011

Net income attributable to SMTP.com	$ 204,825	$ 157,361

Basic weighted average common shares outstanding	13,841,500	13,567,222
Add incremental shares for:
Warrants	516,688
Stock options	1,073,773	-
Diluted weighted average common shares outstanding	15,431,961	13,567,222

Net income per share:
Basic	$ 0.01	$ 0.01
Diluted	$ 0.01	$ 0.01

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 5:  Stock-Based Compensation

The Company has historically granted stock options to certain vendors and employees.  On January 26, 2011, the Company granted 384,000 stock options at a strike price of $0.25 that vest equally over a four year period.  The grant date fair value of the awards was $54,736 (net of estimated forfeitures of 10%) which was determined using a Black Scholes option pricing model using the following assumptions:  volatility of 68%, risk-free rate of return of 2.4%, stock price of $0.25 and expected term of 6.25 years.  The options expire in 2021.

On January 23, 2012, the Company granted 533,000 stock options at a strike price of $1.59 that vest equally over a four year period.  The grant date fair value of the awards was $394,625 (net of estimated forfeitures of 10%) which was determined using a Black Scholes option pricing model using the following assumptions:  volatility of 54%, risk-free rate of return of 1.2%, stock price of $1.59 and expected term of 6.25 years.  The options expire in 2022.

The volatility used was based on historical volatility of similar sized companies due to lack of historical data of the Company’s stock price.  The risk free interest rate was determined based on treasury securities with maturities equal to the expected term of the underlying award.  The expected term was determined based on the simplified method outlined in Staff Accounting Bulletin No. 110.

Stock option awards are expensed on a straight-line basis over the requisite service period.  During the three months ended March 31, 2012 and 2011, the Company recognized expense of $30,028 and $13,626, respectively. At March 31, 2012, future stock compensation expense (net of estimated forfeitures) not yet recognized was $492,238 and will be recognized over a weighted average remaining vesting period of 2.03 years.  The following summarizes stock option activity for the three months ended March 31, 2012:

		Weighted	Weighted	Weighted
		Average	Average	Average
	Number of	Exercise	Fair	Remaining
	Shares	Price	Value	Contractual Life
Outstanding at December 31, 2011	1,318,000	$ 0.25	$ 0.16
Granted at market price	533,000	1.59	0.82
Exercised	-
Forfeited	-
Outstanding at March 31, 2012	1,851,000	0.64	0.35	8.8
Exercisable	422,833	$ 0.25	$ 0.16	8.4

SMTP.COM, INC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The following table summarizes information about the Company’s stock options at March 31, 2012:

	Exercisable		Unexercisable		Total

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price	Outstanding	Exercise Price	Outstanding	Exercise Price

$.25 per share	422,833	$ 0.25	895,167	0.25	1,318,000	$ 0.25
$1.59 per share	-	-	533,000	1.59	533,000	$ 1.59

Note 6: Income Taxes

During the quarter ended March 31, 2012, the Company recorded an income tax provision of $117,212, which was comprised of a current provision of $64,776 and a deferred provision of $52,436.

Note 7: Subsequent Events

On April 26, 2012, the Company announced it would distribute up to $1.9 million in cash to its shareholders in the form of a Special Dividend on May 31, 2012 for shareholders of record as of May 21, 2012. Additionally, the Company intends to commence the payment of a regular quarterly dividend to its common stockholders, initially in the amount of $200,000 per quarter, which will be included with the special dividend payment and will be paid on May 31, 2012 to the same special dividend Record Date shareholders. The initial quarterly dividend represents approximately 90% of one fiscal quarter of the Company’s 2011 net after tax earnings.

On April 30, 2012 William Heath Morrison resigned as the registrant’s VP of Engineering. Mr. Morrison did not serve on the registrant’s board of directors.

On May 8, 2012 the Company filed with the Securities Exchange Commission form S-1 for the registration of their Common Stock, $.001 par value.  The amount of shares to be registered was 800,000. On May 9, 2012, the warrant to purchase 800,000 shares of common stock at an exercise price of $.625 per share was exercised with total proceeds to the Company of $500,000.

Prospectus

_______________________

SMTP, Inc.
One Broadway, 14th Floor
Cambridge, Massachusetts 02142

Until_______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13.

Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

Legal Fees	$ 1,000.00
Professional Fees	$ 6,500.00
Accounting and Audit Fees	$ 1,000.00
EDGAR Filing Fees	$ 1,500.00

Total*	$ 10,000.00

All amounts are estimates. We will pay the expenses from our cash on hand.

Item 14.

Indemnification of Directors and Officers.

 Our Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. We indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Delaware law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/he must not have had a reasonable cause to believe his conduct was unlawful.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no litigation or proceeding involving a director or officer of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

Item 16.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

SEC Reference Number	Title of Document	Location

3.1	Articles of Incorporation	*
3.2	Bylaws	*
3.3	Plan of Merger	*
5.1	Opinion Regarding Legality	Filed herewith
10.1	2010 Stock Incentive Plan	*
10.2	Public Financial Services, LLC Agreement	*

14.1	Code of Ethics	*
23.1	Consent of McConnell & Jones PLLC	Filed herewith

*Incorporated by reference to Registration Statement on Form S-11 filed on December 2, 2010.

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 17.

Undertakings.

The undersigned hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)              include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)             reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            include any additional or changed material information on the plan of distribution.

(2)           that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Cambridge, State of Massachusetts, on May 16, 2012.

SMTP, Inc.

By:	/s/ Semyon Dukach
Semyon Dukach
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the May 16, 2012.

Signature	Title

/s/Semyon Dukach	Chief Executive Officer, Chief Financial Officer,
Semyon Dukach	Treasurer, Secretary, Principal Executive Officer, Principal Financial and Accounting Officer

/s/Richard Harrison	President and Chief Operating Officer
Richard Harrison

/s/ Vadim Yasinovsky	Director
Vadim Yasinovsky

/s/ Mark Dailey	Director
Mark Dailey

/s/ Brad Harkavy	Director
Brad Harkavy

/s/ Rens Troost	Director
Rens Troost

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

SMTP, Inc.